Exhibit 99.1

FOR IMMEDIATE RELEASE

Kim Jabal Joins

FedEx Corporation Board of Directors

MEMPHIS, Tenn., December 9, 2013 — The Board of Directors of FedEx Corporation (NYSE: FDX) today elected Ms. Kimberly Jabal as a director. The Board also appointed Ms. Jabal as a member of its Information Technology Oversight Committee.

“We are delighted to welcome Kim to our Board of Directors,” said Frederick W. Smith, chairman, president and chief executive officer of FedEx Corp. “We look forward to benefiting immediately from her extensive knowledge of information technology, social media, finance and operations.”

Ms. Jabal, 45, currently is the chief financial officer and oversees the legal and human resources functions at Path, Inc., a privately-held social networking company. Prior to joining Path in March 2013, she served as vice president of finance at Lytro, Inc., an early-stage company focused on building the world’s first consumer lightfield camera. She served in various capacities at Google from 2003 to 2011, including as director of engineering finance, director of investor relations and director of online sales finance. Prior to Google, Ms. Jabal spent two years at Goldman Sachs in technology investment banking. Ms. Jabal has extensive information technology experience, having spent eight years from 1990 to 1998 with Accenture designing and building technical infrastructure for major IT systems implementations at global companies.

Kim holds an engineering degree from the University of Illinois at Urbana-Champaign and an MBA from Harvard University.

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $45 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 300,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.

Media Contact: Jess Bunn 901-818-7463

Investor Contact: Mickey Foster 901-818-7468

Home Page: fedex.com